Investor Relations Contact
J. Michael Bruff
Senior Vice President, Investor Relations
+1 (650) 424-5163
investors@varian.com

Press Contact
Mark Plungy
Director, Public Relations
+1 (650) 424-5630
mark.plungy@varian.com
FOR IMMEDIATE RELEASE
Varian Reports Results for Third Quarter of Fiscal Year 2019

Third Quarter 2019 Summary

•	Oncology Systems gross orders grew 2% in dollars, or 4% in constant currency; Trailing twelve months gross orders grew 11% in dollars, or 13% in constant currency

•	Total company revenues grew 16% in dollars, or 19% in constant currency, to $826 million

•	GAAP operating earnings declined 48% at 6.5% of revenues; Non-GAAP operating earnings grew 22% at 17.5% of revenues

•	GAAP net earnings per diluted share of $0.32; Non-GAAP net earnings per diluted share of $1.32

•	GAAP net earnings include a $51 million impairment charge to Proton Solutions goodwill and $31 million in acquisition related costs

•	US/China tariffs negatively impacted revenue growth by $10 million or 140 basis points and GAAP operating earnings growth by $15 million and as a percentage of revenues by 170 basis points

•	Updating fiscal year 2019 guidance; raising revenue growth range to 9% to 10% and narrowing Non-GAAP net earnings per diluted share range to $4.58 to $4.63

•	Closed the acquisitions of CyberHeart, Cancer Treatment Services International, Endocare, and Alicon

PALO ALTO, Calif. - July 24, 2019 - Varian (NYSE: VAR) today announced its third quarter fiscal year 2019 results.

“In the third quarter, our team delivered exceptional performance growing Non-GAAP operating earnings faster than revenue,” said Dow Wilson, Chief Executive Officer of Varian. “We are also excited about the progress we made in the quarter toward our long-term strategy with additions to our portfolio in technology-enabled services, interventional oncology, and cardiac radioablation.”

Summary

(Dollars and shares in millions, except per share amounts)	Q3 2019	Q3 2018	Y/Y	FY 2019	FY 2018	Y/Y
Revenues	$825.8	$709.1	16%	$2,346.2	$2,117.5	11%
Gross margin as a percentage of revenues	42.5%	44.2%	(170 bps)	42.0%	44.2%	(220 bps)
GAAP net earnings attributable to Varian	$29.4	$72.6	(60)%	$221.2	$33.5	N/M
GAAP net earnings per share - diluted	$0.32	$0.79	(59)%	$2.41	$0.36	N/M
Net cash provided by operating activities	$130.1	$102.2	27%	$257.6	$346.7	(26)%
Non-GAAP net earnings (1)	$120.8	$96.6	25%	$314.3	$301.7	4%
Non-GAAP net earnings per share - diluted (1)	$1.32	$1.04	26%	$3.42	$3.26	5%
Shares used in computing GAAP and non-GAAP net earnings per diluted share	91.8	92.5		91.9	92.6
N/M - Not meaningful

(1)
Non-GAAP net earnings and Non-GAAP net earnings per diluted share are defined as GAAP net earnings and GAAP net earnings per diluted share adjusted to exclude the amortization of intangible assets and amortization of inventory step-up, acquisition-related expenses or benefits and in-process research and development, impairment charges, significant litigation charges or benefits and legal costs, gains and loses on equity investments, and significant non-recurring tax expense or benefit.

The company ended the quarter with $523 million in cash and cash equivalents and $401 million in debt. Net cash provided by operating activities was $130 million, up $28 million, due to increased operating profit and strong collection momentum in the Oncology business. During the quarter, the company invested $49 million to repurchase three hundred and fifty thousand shares of common stock.

Oncology Systems Segment
In the third quarter, Oncology revenues totaled $793 million, up 19%. Operating earnings were $149 million, up 18%. Oncology orders were $778 million, up 2%.  Orders in the Americas decreased 1%. In EMEA, orders rose 8%, the eighth consecutive quarter of double-digit growth on a constant currency basis for the region. In APAC, orders decreased 1% with softness across the region except in China, which saw strong double-digit growth.

Proton Solutions Segment
In the third quarter, Proton Solutions revenues totaled $31 million, down 26%. Operating earnings were negatively impacted by a goodwill impairment. Three new orders were taken in the quarter totaling $108 million.

Non-GAAP Adjustments
Varian’s GAAP net earnings include an impairment of $51 million related to the Proton Solutions business, a $21 million charge associated with the write-off of in-process research and development acquired in the CyberHeart acquisition, and $10 million of costs related to the acquisitions of Cancer

Treatment Services International, Endocare, Alicon, and the anticipated asset purchase of the Boston Scientific beads portfolio. Together, these costs, and their associated tax effects, reduced Varian’s net earnings in the third quarter of fiscal 2019 by $0.88 per diluted share on a GAAP basis and were excluded from non-GAAP results.

Guidance for Full Fiscal Year 2019
Varian is pleased with the underlying operational performance, progress on tariff mitigation activities to date, and the recent approval by the U.S. Trade Representative to retroactively exclude tariffs on multi-leaf collimators sourced from China. The company is investing more in innovation to drive long-term growth, infrastructure to support the growth, and accelerating investments in recent acquisitions.

The company is raising revenue growth guidance and updating the following guidance for fiscal year 2019:

	Prior Guidance	Updated Guidance
Revenues	$3.09 to $3.18 billion	$3.18 to $3.21 billion
Y/Y	6% to 9%	9% to 10%
Non-GAAP operating earnings as a percentage of revenues	16.5% to 17.5%	16.5%
Non-GAAP net earnings per share - diluted	$4.55 to $4.70	$4.58 to $4.63
Cash flows from operations	$440 to $490 million	$430 to $470 million

The guidance assumes a Non-GAAP effective tax rate of 21% to 22% and a weighted average diluted share count of 92 million, unchanged from our original assumptions. The guidance also assumes currency rates as of the beginning of the fiscal fourth quarter of 2019, includes the expected net impact of all tariffs currently in effect, and includes acquisitions announced to date.

Unless otherwise stated, in this release all growth rates are year-over-year, and any references to orders are gross orders. All periods referred to are fiscal periods, and all references to trailing twelve months refer to the trailing twelve months ending on the last day of our most recently completed fiscal quarter. Please refer to “Discussion of Non-GAAP Financial Measures” below for a description of items excluded from expected non-GAAP earnings.

Investor Conference Call
Varian Medical Systems is scheduled to conduct its third quarter fiscal year 2019 conference call at 1:30 p.m. Pacific Time today. To access the live webcast or replay of the call, visit the Investor Relations page on our website at www.varian.com/investors. To access the call via telephone, dial 1-877-869-3847 from inside the U.S. or 1-201-689-8261 from outside the U.S. The replay can be accessed by dialing

1-877-660-6853 from inside the U.S. or 1-201-612-7415 from outside the U.S. and entering conference ID 13691935. The teleconference replay will be available through 5:00 p.m. Pacific Time, Friday, July 26, 2019.

# # #

About Varian
At Varian, we envision a world without fear of cancer. For more than 70 years, we have developed, built and delivered innovative cancer care technologies and solutions for our clinical partners around the globe to help them treat millions of patients each year. With an Intelligent Cancer Care approach, we are harnessing advanced technologies like artificial intelligence, machine learning and data analytics to enhance cancer treatment and expand access to care. Our 9,200 employees across 70 countries keep the patient and our clinical partners at the center of our thinking as we power new victories in cancer care. Because, for cancer patients everywhere, their fight is our fight. For more information, visit http://www.varian.com and follow @VarianMedSys on Twitter.

Forward-Looking Statements
Except for historical information, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning industry or market outlook, including growth drivers; the company’s future orders, revenues, operating expenses, tax rate, cash flows, earnings growth or other financial results; and any statements using the terms “could,” “believe,” “expect,” “promising,” “outlook,” “should,” “well-positioned,” “will” or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. Such risks and uncertainties include our ability to achieve expected synergies from acquisitions; risks associated with integrating recent acquisitions; global economic conditions and changes to trends for cancer treatment regionally; currency exchange rates and tax rates; the impact of the Tax Cuts and Jobs Act; the impact of the Affordable Health Care for America Act (including excise taxes on medical devices) and any further healthcare reforms (including changes to Medicare and Medicaid), and/or changes in third-party reimbursement levels; recent and potential future tariffs or a global trade war; demand for and delays in delivery of the company’s products; the company’s ability to develop, commercialize and deploy new products; the company’s ability to meet Food and Drug Administration (FDA) and other regulatory requirements, regulations or procedures; changes in regulatory environments; risks associated with the company providing financing for the construction and start-up operations of particle therapy centers, challenges associated with commercializing the company’s proton solutions business; challenges to public tender awards and the loss of such awards or other orders; the effect of adverse publicity; the company’s reliance on sole or limited-source suppliers; the company’s ability to maintain or increase margins; the impact of competitive products and pricing; the potential loss of key distributors or key personnel; challenges related to entering into new business lines; and the other risks listed from time to time in the company’s filings with the Securities and Exchange Commission, which by this reference are incorporated herein. The company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

Varian has not filed its Form 10-Q for the quarter ended June 28, 2019. As a result, all financial results described here should be considered preliminary, and are subject to change to reflect any necessary adjustments, completion of purchase accounting, or changes in accounting estimates, that are identified prior to the time the company files the Form 10-Q.

Varian Medical Systems, Inc. and Subsidiaries
Preliminary Condensed Consolidated Statements of Earnings
(Unaudited)

(Dollars and shares in millions, except per share amounts)	Q3 2019	Q3 2018	FY 2019	FY 2018
Gross orders	$891.6	$767.1	$2,384.2	$2,099.2
Oncology Systems	778.3	763.3	2,261.0	2,047.3
Proton Solutions	111.3	3.8	121.2	51.9
Other	2.0	—	2.0	—
Order backlog	3,118.4	2,948.9	3,118.4	2,948.9
Revenues	825.8	709.1	2,346.2	2,117.5
Oncology Systems	792.9	667.2	2,242.2	2,014.6
Proton Solutions	30.9	41.9	102.0	102.9
Other	2.0	—	2.0	—
Cost of revenues	474.4	395.5	1,360.5	1,182.6
Gross margin	351.4	313.6	985.7	934.9
As a percentage of revenues	42.5%	44.2%	42.0%	44.2%
Operating expenses
Research and development	62.1	59.5	182.4	174.3
Selling, general and administrative	153.6	140.4	441.5	400.3
Impairment charges	50.6	11.0	50.6	22.1
Acquisition-related expenses (benefits) and in-process R&D	31.2	(0.6)	35.8	4.2
Operating earnings	53.9	103.3	275.4	334.0
As a percentage of revenues	6.5%	14.6%	11.7%	15.8%
Interest income, net	1.9	0.5	7.6	2.9
Other income (expense), net	4.2	(11.8)	27.4	(26.8)
Earnings before taxes	60.0	92.0	310.4	310.1
Taxes on earnings	30.5	19.5	88.6	276.6
Net earnings	29.5	72.5	221.8	33.5
Less: Net earnings (loss) attributable to non-controlling interests	0.1	(0.1)	0.6	—
Net earnings attributable to Varian	$29.4	$72.6	$221.2	$33.5

Net earnings per share - basic	$0.32	$0.79	$2.43	$0.37
Net earnings per share - diluted	$0.32	$0.79	$2.41	$0.36

Shares used in the calculation of net earnings per share:
Weighted average shares outstanding - basic	91.0	91.5	91.0	91.6
Weighted average shares outstanding - diluted	91.8	92.5	91.9	92.6

Varian Medical Systems, Inc. and Subsidiaries
Preliminary Condensed Consolidated Balance Sheets
(Unaudited)

(In millions)	June 28,	September 28,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$523.4	$504.8
Trade and unbilled receivables, net	1,058.0	1,009.9
Inventories	529.3	438.1
Prepaid expenses and other current assets	231.2	233.3
Current assets of discontinued operations	—	2.3
Total current assets	2,341.9	2,188.4

Property, plant and equipment, net	307.3	274.6
Goodwill	559.1	293.6
Intangible assets	283.1	101.1
Deferred tax assets	93.9	102.2
Other assets	384.7	292.8
Total assets	$3,970.0	$3,252.7

Liabilities and Equity
Current liabilities:
Accounts payable	$228.0	$190.3
Accrued liabilities	432.8	419.7
Deferred revenues	751.2	729.7
Short-term borrowings	400.0	—
Current maturities of long-term debt	0.8	—
Total current liabilities	1,812.8	1,339.7
Other long-term liabilities	401.3	324.3
Total liabilities	2,214.1	1,664.0

Equity:
Varian stockholders’ equity:
Common stock	91.0	91.2
Capital in excess of par value	831.4	778.1
Retained earnings	890.6	780.4
Accumulated other comprehensive loss	(69.7)	(65.3)
Total Varian stockholders’ equity	1,743.3	1,584.4
Non-controlling interests	12.6	4.3
Total equity	1,755.9	1,588.7
Total liabilities and equity	$3,970.0	$3,252.7

Discussion of Non-GAAP Financial Measures
This press release includes the following non-GAAP financial measures derived from our Condensed Consolidated Statements of Earnings: non-GAAP operating earnings, non-GAAP net earnings and non-GAAP net earnings per diluted share. We define non-GAAP operating earnings as operating earnings excluding amortization of intangible assets, acquisition-related expenses or benefits and in-process research and development, impairment charges, and significant litigation charges or benefits and legal costs. These measures are not presented in accordance with, nor are they a substitute for U.S. generally accepted accounting principles, or GAAP. In addition, these measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes. The non-GAAP financial measures should not be considered in isolation from measures of financial performance prepared in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. We have provided a reconciliation of each non-GAAP financial measure used in this earnings release to the most directly comparable GAAP financial measure. We have not provided a reconciliation of non-GAAP guidance measures to the corresponding GAAP measures on a forward-looking basis due to the potential significant variability and limited visibility of the excluded items discussed below.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures to be helpful in assessing the performance of the ongoing operation of our business. We believe that disclosing non-GAAP financial measures provides useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing non-GAAP financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. Non-GAAP operating earnings and non-GAAP net earnings exclude the following items, except for gain or losses on equity investments, loss on hedges related to acquisition-related activities, and significant non-recurring tax expense or benefit, which are only excluded from non-GAAP net earnings:
Amortization of intangible assets and amortization of inventory step-up: We do not acquire businesses and assets on a predictable cycle. The amount of purchase price allocated to intangible assets, the step-up of inventory values, and the term of amortization can vary significantly and are unique to each acquisition or purchase. We believe that excluding amortization of intangible assets and amortization of inventory step-up allows the users of our financial statements to better review and understand the historic and current results of our operations, and also facilitates comparisons to peer companies.

Acquisition and integration-related expenses and benefits and in-process research and development: We incur expenses or benefits with respect to certain items associated with our acquisitions, such as transaction costs, hedging gains and losses, changes in the fair value of contingent consideration liabilities, gain or expense on settlement of pre-existing relationships, integration costs, breakup fees, write-off of in-process research and development, etc. We exclude such expenses or benefits as they are related to acquisitions and have no direct correlation to the operation of our on-going business.

Impairment charges: We incur impairment charges that result from events, which arise from unforeseen circumstances and/or often occur outside of the ordinary course of our on-going business. Although these events are reflected in our GAAP financials, these unique transactions may limit the comparability of our on-going operations with prior and future periods.
Significant litigation charges or benefits and legal costs: We may incur charges or benefits as well as legal costs from time to time related to litigation and other contingencies. We exclude these charges or benefits, when significant, as well as legal costs associated with significant legal matters, because we do not believe they are reflective of on-going business and operating results.
Gains or losses on equity investments: We may incur gains or losses from the sale of our equity investments in privately-held companies. We do not trade equity investments, and we do not plan on these investments for funding of ongoing operations. We exclude such gains or losses because we do not believe they are reflective of our core business.
Significant non-recurring tax expense or benefit: We may incur significant tax expense or benefit as a result of tax legislation and/or a change in judgment about the need for a valuation allowance that are generally unrelated to the level of business activity in the period in which these tax effects are reported. We exclude such expenses or benefits from our non-GAAP net earnings because we believe they do not accurately reflect the underlying performance of our continuing business operations.

We apply our GAAP consolidated effective tax rate to our non-GAAP financial measures, other than when the underlying item has a materially different tax treatment.

The following table reconciles GAAP and non-GAAP financial measures:

Varian Medical Systems, Inc. and Subsidiaries
Reconciliation of Preliminary GAAP and Non-GAAP Financial Measures
(Unaudited)

(Dollars and shares in millions, except per share amounts)	Q3 2019	Q3 2018	FY 2019	FY 2018
Non-GAAP adjustments
Amortization of intangible assets and inventory step-up (1)	$6.8	$4.1	$17.1	$10.7
Acquisition-related expenses (benefits) and in-process R&D (2)	31.2	(0.6)	35.8	4.2
Impairment charges (3)	50.6	11.0	50.6	22.1
Litigation charge and legal costs	1.0	—	2.7	—
Other	0.8	0.2	0.8	0.3
Total non-GAAP adjustments to operating earnings	90.4	14.7	107.0	37.3
(Gain) on equity investments (4)	(2.0)	—	(23.8)	—
Loss on hedges related to acquisition-related activities (5)	—	13.3	—	29.7
Tax effects of non-GAAP adjustments	(2.5)	(5.6)	(0.4)	(13.7)
Significant effects of tax legislation (6)	5.5	1.6	7.8	214.9
Changes in deferred tax related to an acquisition (7)	—	—	2.5	—
Total net earnings impact from non-GAAP adjustments	$91.4	$24.0	$93.1	$268.2
Operating earnings reconciliation
GAAP operating earnings	$53.9	$103.3	$275.4	$334.0
Total operating earnings impact from non-GAAP adjustments	90.4	14.7	107.0	37.3
Non-GAAP operating earnings	$144.3	$118.0	$382.4	$371.3
Net earnings and net earnings per diluted share reconciliation
GAAP net earnings attributable to Varian	$29.4	$72.6	$221.2	$33.5
Total net earnings impact from non-GAAP adjustments	91.4	24.0	93.1	268.2
Non-GAAP net earnings attributable to Varian	$120.8	$96.6	$314.3	$301.7
GAAP net earnings per share - diluted	$0.32	$0.79	$2.41	$0.36
Non-GAAP net earnings per share - diluted	$1.32	$1.04	$3.42	$3.26
Shares used in computing GAAP and non-GAAP net earnings per diluted share	91.8	92.5	91.9	92.6

(1)	Includes $3.2 million, $1.9 million, $8.0 million and $4.6 million, respectively in cost of revenues for the periods presented.

(2)	Includes a $20.8 million charge associated with the write-off of in-process research and development acquired in the CyberHeart acquisition.

(3)	Includes a $50.5 million goodwill impairment charge related to our Proton Solutions business in the third quarter of 2019.

(4)	Primarily includes $22.0 million gain on the sale of our investment in Augmenix in the year-to-date period 2019.

(5)	Represents the hedging loss related to the Australian dollar purchase price for the anticipated Sirtex Medical Limited acquisition.

(6)
Represents the tax effect of a change in law related to the U.S. Tax Cuts and Jobs Act. The mandatory deemed repatriation of unremitted foreign earnings results in an estimated charge of $6.4 million in the third quarter and $8.7 million in the year-to-date period 2019 and $173.1 million in the year-to-date period 2018. The corporate rate reduction resulted in a remeasurement of our deferred tax assets of $0.9 million for third quarter and year-to-date period of 2019 and $1.6 million in the third quarter and $41.8 million in the year-to-date period 2018.

(7)	Represents the charge to income tax expense due to the increase of a valuation allowance as a result of an acquisition.